SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

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SEVCON, INC.
(Name of registrant as specified in its charter)

MESON CAPITAL LP
MESON CONSTRUCTIVE CAPITAL LP
MESON CAPITAL PARTNERS LLC
RYAN MORRIS
BRYAN BOCHES
HOWARD S. GROSS
SHVETANK JAIN
ANTHONY L. POSAWATZ
JOSEPH E. WHITTERS
 (Name of person(s) filing proxy statement, if other than the registrant)

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Meson Capital LP, together with the other participants named herein (collectively, "Meson"), has filed with the Securities and Exchange Commission a preliminary proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the upcoming 2017 annual meeting of stockholders of Sevcon, Inc., a Delaware corporation.

On December 21, 2016, Meson issued the following press release:

Meson Capital Partners, 19% shareholder, Nominates Highly Qualified Board of Director Candidates for Sevcon Annual Meeting
Change at the Top is Required to Unlock Sevcon's Potential in an Accelerating Market for Electrification

San Francisco, CA  Meson Capital Partners, LLC ("Meson"), a major shareholder of Sevcon, Inc. (NASDAQ:SEV) ("Sevcon" or the "Company") with approximately 19% of the Company's outstanding shares, today announced it is nominating 6 highly qualified candidates for election to Sevcon's Board of Directors at the 2017 Annual Meeting scheduled for February 7, 2017 in order to reserve its rights to run a short or majority slate for the upcoming meeting.

Ryan Morris, President of Meson and a current director of Sevcon today delivered the following open letter to Sevcon Directors and shareholders, highlighting his belief that:

•	Sevcon is uniquely positioned to benefit from the global shift towards electrification of mobility and autos as the market grows exponentially.
•	Time is of the essence. There is a window of opportunity to capture market share that will close within 2 years if not approached thoughtfully and decisively.
•	The current board oversees Sevcon's underperformance and yet refuses to embrace the need for change.
•	Meson's highly qualified candidates have successful track records in businesses highly relevant to Sevcon's current situation.

December 21, 2016
From: Ryan J. Morris, President, Meson Capital Partners, LLC & Sevcon Board Member

Dear Fellow Board Members and Shareholders:

I am writing to you today to express my belief that Sevcon is uniquely positioned to benefit from the global transition to electrification of motion and away from fossil fuels.  Never before in the Company's long history has an opportunity of this magnitude presented itself.  The rapidly declining cost of lithium-ion batteries and tightening emissions standards are causing explosive growth in the market for electric and hybrid drivetrains.

Sevcon has a proven unique ability to engineer the critical and highly challenging power electronics designs required to enable electrification of a wide variety of applications.  If the Company is to take advantage of the current market acceleration and maintain a strong position, it must scale this capability rapidly.  This is a new challenge the company has never faced before and in our opinion, is incapable of tackling today without improvements to the Board.

The Board must agree on and implement a vision for the Company to determine how we want to embrace this opportunity.
We can either:

A.	Maintain the status quo of slow to no growth and modest profitability by resisting change and reacting to immediate customer requests, OR
B.	Seize the opportunity and shift to a more entrepreneurial, growth-oriented model.

It is not responsible for this board to choose Option A above.  The stakes are too high and opportunity is much too great. Shareholders, employees and our customers deserve more from the Board, and deserve it without delay.

To date, I have worked hard in collaboration with senior executives of Sevcon and other outside industry experts and entrepreneurs to create and put forth a plan to rapidly grow the Company.  Once the engineering design window begins to close, market share could be determined for decades to come by virtue of the long product life-cycles and high switching costs.  Rapid change is being imposed on our company by the market.  This reality demands a thoughtful and decisive response that the current board is not delivering.

Unfortunately, despite many attempts to be collaborative – including this Monday's meeting, where you rejected a reasonable settlement to avoid the necessity of Meson formally nominating our highly qualified director candidates – it has proven impossible to drive change in the boardroom internally.

We should no longer be willing to focus on preserving the current state of affairs and associated slow organic growth and unacceptable shareholder returns.  We must introduce new directors who have relevant successful track records, entrepreneurial energy and experience navigating changing markets.

With these new members, our responsibility will be to formulate and implement a comprehensive plan to exploit this market opportunity.  The tone starts at the top.  The current board does not have the interest or the capabilities necessary to guide and oversee Sevcon safely and profitably through this time of great change and opportunity.

Accordingly, we have nominated six highly qualified director candidates who shareholders will have the opportunity to select to represent their interests at the upcoming annual meeting on February 7, 2017.  This action reserves our full rights to run a short or majority slate at the upcoming annual meeting.

Highlights of our highly qualified and independent nominees:

•	Tony Posawatz led the innovative Chevy Volt program at GM and has 30+ years of auto industry connections in EVs and charging
•	Shvet Jain is a serial Founder and CEO at software technology companies with multiple successes scaling engineering teams, including a $750mm exit
•	Bryan Boches is a serial Founder, experienced executive, and investor with proven success in transforming an auto parts firm larger than Sevcon
•	Pam Colburn has deal making and capital raising experience for $billion growing technology companies
•	Howard Gross has a wealth of CEO experience transforming industrial companies through technology changes
•	Joe Whitters is an experienced CFO and has chaired numerous audit committees and solved complex global accounting challenges at $billion+ growing companies

Reality demands progress.  Failure due to inaction is not an option.  I look forward to having an open dialog with the current board on making this transition as smooth as possible and with shareholders for their input.

Ryan Morris
President,
Meson Capital Partners, LLC
Sevcon, Inc., Director
rmorris@mesoncapital.com
415-322-0486

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Meson Capital LP ("MC") together with the other participants named herein (collectively, "Meson"), has filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the upcoming 2017 annual meeting of stockholders of Sevcon, Inc. (the "Company").
MESON STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.
The participants in the proxy solicitation are anticipated to be Meson Capital LP, Meson Constructive Capital LP ("MCC"), Meson Capital Partners LLC, ("MCP"; and collectively with MC and MCC, the "Meson Entities"), Ryan Morris, Bryan Boches, Howard S. Gross, Shvetank Jain, Anthony L. Posawatz and Joseph E. Whitters (collectively with the Meson Entities, the "Participants").
As of the date hereof, MC may be deemed to beneficially own 198,868 shares of Common Stock, as follows: (a) 148,271 shares of Common Stock held directly by MC; (b) warrants held by MC to acquire 27,500 shares of Common Stock at a price of $10.00 per share at any time on or before July 8, 2021; and (c) 7,699 shares of Series A Convertible Preferred Stock convertible into 23,097 shares of Common Stock. As of the date hereof, MCC may be deemed to beneficially own 921,000 shares of Common Stock as follows: (a) 614,000 shares of Common Stock held directly by MCC; and (b) warrants held by MCC to acquire 307,000 shares of Common Stock at a price of $10.00 per Share at any time on or before July 8, 2021. MCP, as the investment adviser and general partner of MC and MCC, may be deemed to beneficially own the 1,119,868 shares of Common Stock owned in the aggregate by MC and MCC.
As of the date hereof, Mr. Morris may be deemed to beneficially own 1,156,812 shares of Common Stock as follows: (a) 198,868 shares of Common Stock consisting of: (i) 148,271 shares of Common Stock held by MC, (ii) warrants held by MC to acquire 27,500 shares of Common Stock at a price of $10.00 per share at any time on or before July 8, 2021; and (iii) 7,699 shares of Series A Convertible Preferred Stock held by MC convertible into 23,097 shares of Common Stock; (b) 921,000 shares of Common Stock, consisting of: (i) 614,000 shares of Common Stock held directly by MCC and (ii) warrants held by MCC to acquire 307,000 shares of Common Stock at a price of $10.00 per share at any time on or before July 8, 2021; and (c) 36,944 shares of Common Stock consisting of (i) 11,600 shares of Common Stock held directly by Mr. Morris, (ii) 338 shares of Series A Convertible Preferred Stock held by Mr. Morris convertible into 1,014 shares of Common Stock and (iii) 24,330 shares of Common Stock underlying stock options held directly by Mr. Morris and exercisable within 60 days. As of the date hereof, Mr. Boches may be deemed to beneficially own 7,296 shares of Common Stock of the Company.